Exhibit 99.1

Press Release
February 13, 2015

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Issues Redemption Call for 7 5/8% Senior Notes Due 2020

FORT WAYNE, INDIANA, February 13, 2015 — Steel Dynamics, Inc. (the “Company”) (NASDAQ/GS: STLD) announced today that it has called for redemption all of its outstanding 7 5/8% Senior Notes due 2020 (the “Notes”) for cash in accordance with the redemption provisions of the indenture at a price of 103.813%, plus accrued and unpaid interest to, but not including, March 16, 2015, the date of redemption.

The $350,000,000 Notes were issued pursuant to an indenture, dated March 17, 2010, as amended by a First Supplemental Indenture, dated September 16, 2014.  On and after the redemption date of March 16, 2015, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the Notes will cease to exist, except for the right to receive the redemption price, without interest thereon.  The notice of redemption containing information required by the terms of the indenture was sent to registered holders of the Notes on February 13, 2015.  The Notes are to be surrendered to Wells Fargo Bank, National Association, as trustee and paying agent, in exchange for payment of the redemption price on the redemption date of March 16, 2015.  Questions relating to redemption should be directed to Wells Fargo Bank, National Association at 1-800-344-5128 or by fax at (612)-667-6282.

Forward-Looking Statements

This press release contains certain predictive statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on the Company’s current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements.

More specifically, we refer you to the Company’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC Web site, www.sec.gov.

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made. Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Theresa E. Wagler, Executive Vice President and Chief Financial Officer—+1.260.969.3500